NSAR ITEM 77C


Van Kampen American Capital Bond Fund


(a)     An Annual Meeting of Shareholders was held on October 29, 1996.


(b) The election of Trustees of Van Kampen American Capital Bond Fund (the "Fund") included:

        Stephen R. Gross

        Alan G. Merten, Ph.D.

        F. Robert Paulsen, Ph.D.

        Don G. Powell


(c)     The following were voted on at the meeting:


        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

               For     8,960,610               Against     154,718


        2) Approval of Reorganization and Conversion of the Fund to a Delaware Business Trust.

               For     6,178,979               Against     169,953


        3)     Election of Trustees

               Stephen R. Gross          For  9,350,607     Withheld  156,218

               Alan G. Merten, Ph.D      For  9,348,042     Withheld  158,783

               F. Robert Paulsen, Ph.D   For  9,343,187     Withheld  163,638

               Don G. Powell             For  9,347,263     Withheld  159,562


        4) To Ratify the Selection of Ernst & Young LLP as Independent Auditors for its Current Fiscal Year.

               For     9,304,828               Against     50,058